Exhibit 10.1

Leslie J. Browne, Ph.D.
President and Chief Executive Officer

May 4, 2006

Brian M. Posner, CPA

Dear Brian:

I am delighted to outline the terms and conditions of your promotion.

Title:	Executive Vice President, Chief Financial Officer and Treasurer

Compensation:	Your monthly base compensation will be $19,166.66 per month ($230,000 on an annualized basis), effective as of this date.

Equity:

You will be granted an option to purchase 75,000 shares of Pharmacopeia Drug Discovery, Inc. Common Stock at a per share purchase price equal to today’s closing price on the NASDAQ National Market. You will receive documentation of this in a separate agreement.

Bonus:	You will be eligible to receive a bonus in the amount of 35% of your base salary based upon the achievement of corporate and individual objectives.

Severance Provisions:	Will be provided in a separate agreement.

As an Executive Vice President you will be a member of the Executive Management Team.

This will confirm that you are already a participant in the Company’s Executive Life Insurance and Disability programs and that you will continue to be eligible for 5 weeks vacation.

Brian, I am looking forward to continuing to work with you as you take on this important role for the Company. Congratulations!

Sincerely,

/s/ Leslie J. Browne
Leslie J. Browne, Ph.D.
SIGNED AND AGREED BY:	President and Chief Executive Officer

/s/ Brian M. Posner
Brian M. Posner
May 4, 2006
Date